As filed with the Securities and Exchange Commission on May 4, 2018.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAYCOM CORP
(Exact name of registrant as specified in its charter)
California	6022	37-1849111
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keary L. Colwell
Senior Executive Vice President, Chief Financial Officer and Corporate Secretary
BayCom Corp
500 Ygnacio Valley Road, Suite 200
Walnut Creek, CA 94596
(925) 476-1800
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Dave M. Muchnikoff, P.C. Michael S. Sadow, P.C. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W. Suite 100 Washington, DC 20007 (202) 295-4500	Nikki Wolontis, Esq. King, Holmes, Paterno & Soriano, LLP 1900 Avenue of the Stars 25th Floor Los Angeles, California 90067 (818) 631-2224

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-224236
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definition of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Price per Share	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock, no par value per share	(1)	$22.00	$12,022,170	$1,497

(1)
Represents only the additional $12,022,170 amount of shares of common stock being registered pursuant to this registration statement, which is in addition to the $60,113,630 amount of shares of common stock registered pursuant to the related registration statement on Form S-1, as amended (File No. 333-224236).

(2)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $60,113,630 on a Registration Statement on Form S-1 (File No. 333-224236), which was declared effective by the Securities and Exchange Commission on May 3, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of  $12,022,170 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, BayCom Corp (the “Registrant”) is filing this Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) solely to increase the maximum aggregate offering price of the shares to be offered in the public offering by $12,022,170, including shares that may be sold pursuant to an option to purchase additional shares granted to the underwriter. This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-224236) (the “Prior Registration Statement”), which the Commission declared effective on May 3, 2018. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.
The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

Exhibit Number	Description
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP.
23.1	Consent of Vavrinek Trine Day & Co., LLP
23.2	Consent of Silver, Freedman, Taff & Tiernan LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registration Statement on Form S-1 (File No. 333-22436), as filed with the Commission on April 11, 2018).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California, on May 4, 2018.
BAYCOM CORP
By:
/s/ George J. Guarini

Name:   George J. Guarini
Title:     President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ George J. Guarini George J. Guarini	Director; President and Chief Executive Officer (principal executive officer)	May 4, 2018
/s/ Keary L. Colwell Keary L. Colwell	Senior Executive Vice President and Chief Financial Officer (principal financial officer and accounting officer))	May 4, 2018
* Lloyd W. Kendall, Jr.	Director (Chairman)	May 4, 2018
* James S. Camp	Director	May 4, 2018
* Harpreet S. Chaudhary	Director	May 4, 2018
* Rocco Davis	Director	May 4, 2018
* Malcolm F. Hotchkiss	Director	May 4, 2018
* Robert G. Laverne, MD	Director	May 4, 2018
* David M. Spatz	Director	May 4, 2018
* By: /s/ George J. Guarini George J. Guarini Attorney-in-Fact